Exhibit 4.8

Description of the Registrant’s Securities Registered Pursuant
to Section 12 of the Securities Exchange Act of 1934, as amended

The common stock, par value $0.01 per share (“Common Stock”), of Cohen & Company Inc., a Maryland corporation (the “Company,” “us” or “our”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description sets forth certain general terms and provisions of our Common Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of our Second Articles of Amendment and Restatement, as further amended and supplemented (our “Articles”), and our By-laws, as amended (our “Bylaws”), each of which is incorporated herein by reference and copies of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the applicable provisions of the Maryland General Corporation Law (the “MGCL”).

General

Our authorized capital stock consists of 150,000,000 shares, consisting of: (i) 100,000,000 shares of Common Stock, par value $0.01 per share; and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Pursuant to our Articles, our board of directors by resolution may classify or reclassify any unissued shares of the Common Stock, from time to time, before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

Common Stock

Dividend Rights

Subject to the preferential dividend rights of our Preferred Stock outstanding at this time, the holders of the shares of the Common Stock are entitled to receive such dividends as may be declared by our board of directors.

Voting Rights

The holders of the shares of the Common Stock are entitled to vote on all matters at all meetings of the stockholders of the Company and are entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of our Preferred Stock who are entitled to vote at such meeting.

Per our Bylaws, when a quorum is present, any matter before any annual or special meeting of our stockholders will be decided by vote of the holders of a majority of the shares of stock entitled to vote on such matter, except where a larger vote is required by law, our Articles or by the Bylaws. Any election of directors by stockholders will be determined by a plurality of the votes cast, except where a larger vote is required by law, by our Articles or by the Bylaws. No stockholder is entitled to cumulate votes at any election of directors.

Under the MGCL, a Maryland corporation cannot amend its charter, consolidate, convert, merge, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Articles do not provide for a lesser percentage vote for our stock holders to approve these matters.

Liquidation Rights

Subject to the preferential rights of our Preferred Stock, if any, on and the preferential rights of any the capital stock of the Company that has been transferred to a trust for the benefit of a charitable beneficiary, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Company, each holder of shares of the Common Stock are entitled to receive, ratably with each other holder of Common Stock and Common Stock that has been transferred to a trust for the benefit of a charitable beneficiary, that portion of the assets of the Company available for distribution to the holders of Common Stock or Common Stock that has been transferred to a trust for the benefit of a charitable beneficiary that bears the same relation to the total amount of such assets of the Company as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding including Common Stock that has been transferred to a trust for the benefit of a charitable beneficiary then outstanding.

No Preemptive or Similar Rights

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.

Fully Paid and Non-Assessable

All of the outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Listing

Our Common Stock is listed on the NYSE American under the symbol “COHN.”

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our Common Stock is Computershare Inc.

Relationship to Preferred Stock

Our Articles authorize our board of directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our Articles to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.

As of March 5, 2021, of the 50,000,000 authorized shares of Preferred Stock, (i) 10,000 shares were designated as Series C Junior Participating Preferred Stock, none of which were issued or outstanding; (ii) 4,983,557 shares were designated as Series E Voting Non-Convertible Preferred Stock (“Series E Preferred Stock”), all of which were issued and outstanding; (ii) 25,000,000 shares were designated as Series F Voting Non-Convertible Preferred Stock (“Series F Preferred Stock”), of which 22,429,541 shares were issued and outstanding; The Series E Preferred Stock, Series F Preferred Stock have no economic rights (including no dividend or liquidation rights or preferences), but all vote together on matters presented to the Company’s stockholders, with each holder of shares of Series E Preferred Stock, and Series F Preferred Stock being entitled to one vote for every ten shares held.

Anti-Takeover Provisions in Our Articles and Bylaws and in the MGCL

Provisions of the MGCL and our Articles and Bylaws could discourage a takeover of the Company even if a change of control would be beneficial to the interests of our stockholders. These statutory, Articles and Bylaw provisions include the following:

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The MGCL generally requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter to approve a merger, consolidation, or share exchange involving us or the transfer of all or substantially all of its assets;

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Our board of directors has the power to classify and reclassify authorized and unissued shares of Common Stock or Preferred Stock and, subject to certain restrictions in the NYSE American Company Guide, authorize the issuance of a class or series of Common Stock or Preferred Stock without stockholder approval;

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Our Articles may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of our Common Stock entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter;

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A director may be removed from office at any time with or without cause by the affirmative vote of the holders of our Common Stock entitled to cast at least two-thirds of the votes of the stock entitled to be cast in the election of directors;

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An advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders and nominations of persons for election to our board of directors at an annual or special meeting of its stockholders;

●	No stockholder is entitled to cumulate votes at any election of directors; and

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Our stockholders may take action in lieu of a meeting with respect to any actions that are required or permitted to be taken by its stockholders at any annual or special meeting of stockholders only by unanimous consent.